Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Stock Plan and Nonemployee Directors’ Deferred Compensation Plan of Houston Wire & Cable Company of our reports dated March 16, 2018, with respect to the consolidated financial statements of Houston Wire & Cable Company and the effectiveness of internal control over financial reporting of Houston Wire & Cable Company included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, TX

March 28, 2018